Exhibit 21

List of Registrants Subsidiaries

Coley Pharmaceutical Group, Ltd. (Ontario, Canada)

Coley Pharmaceutical Group, Ltd. (Hamilton, Bermuda)

Coley Pharmaceutical GmbH (Langenfeld, Germany)

Coley Securities Corporation (Massachusetts)